Exhibit 99.1

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Media Contact: Joanne Brigandi x4240
e-mail: jbrigandi@sjindustries.com
Investor Relations Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

November 25, 2013

South Jersey Industries Announces Executive Promotions

FOLSOM, NJ – Edward J. Graham, chairman, president and CEO of South Jersey Industries (NYSE:SJI), announced, on behalf of the board of directors, organizational changes effective November 22, 2013. The following appointments are part of a structured succession plan that the board is implementing over the long-term to ensure SJI’s continued success well into the future.

Stephen H. Clark was appointed chief financial officer and treasurer of both SJI and South Jersey Gas. In this new position, Clark will oversee all company accounting practices, direct financial strategy and provide guidance on opportunities for future company growth. In addition, he will ensure the integrity of the company’s financials and will continue to be responsible for the company’s investor relations function, all financial activities including banking relationships, cash management, and long- and short-term borrowings, and the regulatory within SJI’s subsidiary, South Jersey Gas. Clark joined SJI in 1997. He holds a master’s in business administration from the College of William and Mary. He resides in Haddonfield, NJ with his family.

Graham noted, “Steve’s extensive experience developing financial and accounting strategies, policies and procedures, combined with his in-depth understanding of SJI’s business lines, leadership abilities, strategic thinking and strong analytical and management skills make him an excellent candidate for the position of chief financial officer.”

David A. Kindlick was appointed executive vice president of SJI. In this position, Kindlick will act in an advisory capacity and provide input to strategic planning and the strategic direction of SJI. He relinquishes his position as chief financial officer in preparation for his retirement effective April 24, 2014. Kindlick joined SJI in 1979. He holds a master’s degree in financial investments from Drexel University. He resides in Ocean City, NJ with his wife.

About SJI
South Jersey Industries (NYSE: SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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